EXHIBIT 99.2

To Form 8-K dated October 27, 2014

Seacoast Banking Corporation of Florida

Third Quarter 2014 Earnings Conference Call

October 28, 2014

8:30 AM Eastern Time

Company Participants:

Dennis S. Hudson, III, Chairman and Chief Executive Officer, Seacoast Banking Corporation of Florida

William R. Hahl, Executive Vice President and Chief Financial Officer, Seacoast Banking Corporation of Florida

Other Participants:

Taylor Brodarick, Vice President, Guggenheim Securities, LLC

Michael Rose, Senior Vice President - Equity Research, Raymond James & Associates, Inc.

Stephen Scouten, Greater Atlanta Area - Associate Director, Sandler O’Neill

Scott Valentin, Managing Director, FBR Capital Markets

Operator: Welcome to the Seacoast Third Quarter Earnings Conference Call. My name is Hilda, and I will be your operator for today. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

And now I will like to turn the call over to Mr. Dennis Hudson. Mr. Hudson, you may begin.

Dennis S. Hudson, III: Thank you very much and welcome to our quarterly Seacoast conference call for third quarter earnings. Before we begin, as always we direct your attention to the statement contained at the end of our press release regarding the forward statements we may be making today during this call. Some of the issues we will be discussing constitute forward-looking statements within the meaning of the Securities and Exchange Act and accordingly our comments are intended to be covered by the meaning of Section 27A of the Act.

With me today is Chuck Cross, who heads up our Commercial Banking Business Line. Also here is Bill Hahl, our CFO, and David Houdeshell, our Chief Credit Officer.

I think the headline this quarter continues to be one of growing momentum. Our revenue growth continued to improve this quarter as the strategic investments we’ve been making continue to pay-off. Loan pipelines remain strong as loan growth continued to improve this quarter. Our customer growth rates also continued to improve, and they remained at some of the highest levels we’ve seen as our execution in the field produced even better results. I think perhaps one of the best ways to demonstrate our success would be to take a look at our total revenue growth which on a linked-quarter basis has been in the double digits over the past couple of quarters. In short, I think the investments we’ve been making are now driving better results and are permitting us to take advantage of an economic environment here in Florida that is now clearly growing. Our expectations are for these trends to continue as our teams improve execution and build out more momentum.

I’ll hit a few highlights for the quarter and then we can open up the call for some questions. We have posted slides on our website, SeacoastBanking.com, which can be found under Presentations. Starting at the top, earnings for the quarter totaled $0.12 per share, which was up over the $0.07 earned in the second quarter. When adjusted for one-timers, primarily merger-related costs, adjusted net income for the quarter was $3.1 million, or $0.13 per share. Our adjusted pretax pre-provision earnings were up 14 percent over the second quarter, and this was even higher than the 12 percent quarter-over-quarter or linked-quarter growth that we saw in adjusted pretax pre-provision earnings we achieved in the second quarter. So we believe the momentum is clearly evident and we expect, as I said earlier, for these trends to continue.

Driving this improvement for the quarter, and for the last quarter as well, were much higher levels of loan production resulting in higher loan growth. Loan growth was up around 10 percent annualized for the quarter as well as improved growth in our low cost funding. For the quarter, our average noninterest bearing deposits were up 15 percent for the year. Overall deposit growth was up 6.5 percent for the year. Much of the growth in our noninterest bearing deposits reflected our success in attracting commercial and small business customers both through our Accelerate channel and in our branch system. In fact, our DDA mix has improved from 27 to 29 percent of deposits over the past year and was 31 percent on a pro forma basis giving effect for the BANKshares’ acquisition which closed on October 1. Our total cost of deposits today is only 12 basis points, an impressive number, reflective of the rich deposit base we enjoy today and one that grows even more valuable with the BANKshares acquisition that just closed.

For the second quarter in a row, our improved loan growth drove much better growth and net interest income, as well as a modest expansion in margin which we expect to continue over the next few quarters. In addition, as we pick up the BANKshares’ loan portfolio, we expect to see our margin expand further, which we estimate will be approximately 3.40 percent in the next quarter. This compares of course with the 3.17 percent we posted in the current quarter. Our non-interest items this quarter came in pretty well, as we expected. Non-interest income grew by more than 4 percent when compared with the prior quarter, quarter two, with wealth management fees and service charges on deposits leading the way. Our core operating expenses continued to fall expressed as a percentage of revenues and assets in spite of higher commissions and fees paid this quarter related primarily to increased mortgage lending and wealth sales as you heard earlier.

As we previously announced, the BANKshares’ acquisition closed on October 1st, and the systems integration was completed over this past weekend, the weekend of October 24th. We believe the integration work was close to flawless and our service levels have been well managed, thanks to our combined team members in both organizations and several months of targeted training and preparation. As you know, systems conversions today are more complex than they were a few years back given the numerous ancillary systems that our customers, particularly our business customers, have come to depend on. These of course include mobile banking and other digital services that we’ve been investing in over the past year or two. So we’re quite pleased with the integration work and I want to particularly thank our combined team members in Orlando and on the Central East Coast for working hard to make this a win for our customers. Thanks also to our project team for supporting our team in the field and helping to make this a smooth and well executed transition. We’re excited to welcome our new customers and our new team members. We’ve been impressed with the momentum our new team members have already started to produce with new lending opportunities and new relationships across the markets they serve.

The combination that just closed creates a $3 billion bank, increases our customer household base quite significantly in the growing Central Florida markets and, when combined with our previously announced cost-outs scheduled to be completed late in the fourth quarter, produces substantial improvement in our overhead ratios and significant margin accretion. Moreover, we expect to meet or exceed our previously disclosed earnings accretion target for 2015 as well as our estimated tangible book value earn-back of less than three years. So in short, I would say the acquisition has closed; we’ve had a great integration this past weekend; and we’re looking to hit all of the numbers we previously talked about.

So now I’m going to turn the call back over after these brief comments to our operator who can then open the floor for a few questions this morning.

Operator: Thank you. We will now begin the question-and-answer session. If you have a question, please press star and then one on your touchtone phone. If you wish to be removed from the question queue, please press the pound sign or the hash key. There may be a delay before the first question is announced. And if you are using a speakerphone, we recommend that you pick up the handset first before pressing the numbers. Again, for any questions, please press star and then one.

Our first question comes from Michael Rose from Raymond James.

Michael Rose: Hey, good morning, guys. How are you?

Dennis S. Hudson, III: Morning, Michael.

Michael Rose: Hey, just want to get a sense now that the BANKshares’ acquisition has closed, and I know it just closed, but we’ve seen a couple of deals here more recently in Florida. Just wanted to gauge your appetite for additional deals, and then also maybe how you think about what appears to be nice excess capital levels and maybe deploying that either through buybacks and dividends. Any thoughts there that would be helpful. Thanks.

Dennis S. Hudson, III: Well, Michael, our current focus, as you know, is completing the integration work and yielding the cost-outs, all of which converged this quarter. To remind everybody, we had cost-outs on the legacy Seacoast side. I believe that they were 1.9…

William R. Hahl: 1.8.

Dennis S. Hudson, III: …1.8 million, and we have cost-outs related to the acquisition as well that we’re working on this quarter. Those yield much better, as I said in the comments, bringing down our overhead ratios pretty meaningfully as we get past year-end, and that’s what we’re focused on now. I think as we look ahead at other opportunities, they’re certainly something we look at, but we’re currently focused on improving our earnings metrics as we approach the first quarter. I would say, looking ahead a little deeper in next year as we have better earnings performance, we certainly would be on the lookout for opportunities out there. I think we do have a very strong capital position, as you point out, particularly after we get to the work that I just described with much better earnings in 2015, that opens up opportunities for us.

Michael Rose: Okay, that’s helpful. Thanks for the comments. And then just as a follow-up, appreciate the color on the margin for next quarter, for the fourth quarter. Should we think about further upward trajectory though as you improve your earning asset mix? Obviously you’re growing loans a little bit more quickly now, which is good to see, but should we expect continued upward, even if it’s modest, momentum from the earning asset mix shift offsetting the pressures of the low rate environment?

Dennis S. Hudson, III: I think the answer to that depends on how successful we are with our loan growth, I think the upper…

Would you agree, Bill, the upward pressure, our push on margin will be modest?

William R. Hahl: Yeah, very much.

Dennis S. Hudson, III: I think it’s more the increase in net interest income which would come through the loan production. We’re not counting on rate increases. As you know, we’re asset sensitive pretty nicely and so that would help. But short of that, we don’t see significant growth in margin percentage, but we do see nice growth in net interest income. The last couple of quarters we’ve had meaningful growth in net interest income and it’s been driven by the loan production and the net loan growth that we’ve had. We expect that kind of trend to continue as we look ahead the next quarter or two for sure.

Michael Rose: Great.

Dennis S. Hudson, III: Loan pipelines in the release, as you saw, remain very strong and, if anything, will continue to strengthen we think.

What’s driving that? Let’s maybe turn it over to Chuck Cross for a few comments on how we’re producing this loan growth. Chuck.

Chuck Cross: Yeah, Denny, our focus on commercial banking in the last couple of years has put us in a position to be there. As you said earlier, the Florida economy is improving and we’re just seeing a lot more companies decide that it’s time to invest in their business and grow, and we’re taking advantage of that. So the net immigration of people and the new construction is really helping the economy and growing our loans.

Dennis S. Hudson, III: Thank you.

Michael Rose: Great. Thanks for all the color.

Dennis S. Hudson, III: Great.

Operator: The next question comes from Stephen Scouten from Sandler O’Neill.

Stephen Scouten: Hey good morning, guys. Thanks for taking my call.

Dennis S. Hudson, III: Good morning.

Stephen Scouten: If you could dig a little bit deeper into the loan growth that you’re seeing, maybe two things I had a question on: if you can break out all the percentage of the growth that’s coming from the Accelerate initiative versus maybe your legacy efforts, and then what you’re seeing new loan yields come on at. It looked like maybe about a nine basis point decline in average loan yields quarter-over-quarter.

Dennis S. Hudson, III: Yes, Chuck, you want to start? Maybe just talk about… I don’t know that we have disclosed the exact percentage, but I think it would be fair to say a significant percentage is coming out of Accelerate project, right?

Chuck Cross: Yeah, I would - - real rough number, 75 to 80 percent is coming from the new markets we entered two years in South Florida, which is Palm Beach and Broward County, and in the Orlando area.

Dennis S. Hudson, III: Right, and I think we expect those trends to continue. With the acquisition that we closed this month, we pick-up a significant increase in our capacity to do more in the very exciting Orlando market, plus we have got some great guys that have joined us as a result of that acquisition over on the coast to the east of Orlando. So you add the two together, these are guys that have been in the market both in Orlando and out on the coast for many, many years. They are well respected and we certainly look forward to continuing to work with those folks to drive even better loan growth as we look ahead over the next quarter or two.

In terms of the margin or the yield on loans, it’s a tough environment out there and we’re looking for quality loans. As a result, that’s a tough yield environment, but we just continue to slug through it.

Stephen Scouten: Okay. And then maybe one question on expenses. I know you had the 1.8 coming through from the legacy bank in 4Q, but I think there was, if I remember, about 1.9 million that were realized late in 2Q. Can you tell me maybe what was the impact within expenses of that carryover? I guess I was expecting to see expenses down even apart from the strong loan growth, so if maybe you could give some color there.

Dennis S. Hudson, III: Bill, you want to comment?

William R. Hahl: Yeah, I’d say that we continued to make investments during the second quarter as well, and that also impacted into the third quarter as we added additional FTEs to continue the strong loan growth, and other areas as well, wealth management, etcetera, so that had an impact. And then the better performance that we had in the third quarter on the wealth side added some commissions, as well as mortgage banking production was stronger in the third quarter, so far our best quarter in that. Much of that production, or about 50 percent, was retained in the portfolio. So we saw that. Then on the retail side, we also had some better performance in that area and that led to some higher levels of incentives and alike in the third quarter.

Dennis S. Hudson, III: One thing we’re seeing on the community bank side or the retail side of the organization is much stronger performance in terms of acquiring new business relationships with a real focus on small business lending. That’s beginning to emerge as well as the strong growth you saw on the commercial side, which was primarily driving the loan growth results that we had here. So we’re really seeing kind of a lift across the board and improved production across the board, which drove a little bit of catch up, you might say, in some of the incentive payments in the third quarter.

Stephen Scouten: Okay, that makes sense. And is there…. I mean just one last question. Is there a specific efficiency ratio target you guys are trying to reach, and is there a timeline internally that you’re really saying, "Hey, here’s the number we feel like we need or want to get to and then here’s the time line we think we can do that in"?

Dennis S. Hudson, III: We have not published anything with respect to that. If you look at some of the estimates on us, you can see that we are headed towards pretty significant reduction in efficiency ratio, particularly in the first quarter, and it’s a result of the additional legacy cost-outs, as we said earlier, as well as the cost-outs related to the combination of the two companies. It’s material and it’s significant and I would say we feel pretty comfortable with the range of estimates that are out there on us in terms of overhead ratio. We could beat those numbers with improved revenue growth over the next couple of quarters, and we’re focused on that I would say. We could actually see even better performance than are in those forward estimates.

If you look back historically at Seacoast though, prior to the crisis period, we operated in the mid- to high-60s. We want to get back to that level as quickly as possible, and I think we want to do that next year. So we are working hard not just looking at expense cuts, but it’s an important period right now for us, as we’ve said in the last two years, to be investing for the growth that is now occurring in our markets. As we do that and achieve higher revenue performance, we think we get that number down closer to a number that would have been considered normal, if you will, for Seacoast prior to the crisis period. So we haven’t published any specific target yet. We’ve had a lot of moving parts. We’re in the middle of an acquisition and alike, but we think we can get there over the next year.

Stephen Scouten: Okay great, guys. Thanks so much for the color and congrats on the solid loan growth.

Dennis S. Hudson, III: Thanks.

Operator: The next question comes from Scott Valentin from FBR & Company.

Scott Valentin: Good morning and thanks for taking my questions. Just with regard… Appreciate the margin guidance for fourth quarter, just trying to kind of parse maybe how much of that is accretable yield versus the core margin?

William R. Hahl: Just about all of it is core. There’s not going to be a great deal of accretable yield in the acquisition. But there will be a little bit, but it’s not - - I don’t think it’s going to be significant.

Dennis S. Hudson, III: Credit marks were fairly normal or modest. The company had a very solid credit portfolio and not a lot of opportunity there to create accretable yield.

Scott Valentin: Okay. And then just with regard to loan growth, obviously the Accelerate program, I think you mentioned 75-80 percent of production’s coming from that and that’s new markets. How is the growth? I guess, one, are you taking market share in the new markets, do you think? And two, on the legacy side, how is that performing relative to previous?

Dennis S. Hudson, III: Well the market share we’re taking is very tiny, so it’s not like we’re moving the market in those markets. Those are very, very deep markets, as you know, South Florida and Orlando where most of that exposure is. If you’re questioning what we’re seeing from a quality standpoint, David, I think it’d be fair to say we don’t have any concerns there.

David D. Houdeshell: We’re very strong on maintaining our structure and our asset selection, and I don’t anticipate any change in the credit metrics because of the growth.

Scott Valentin: Okay. And in terms of I guess your primary competition, is it other Florida community banks? Would you say it’s kind of the regionals, or who would you say you’re competing against?

Dennis S. Hudson, III: Chuck Cross, regionals, I would say - - I mean other larger banks, right?

Chuck Cross: Yeah, I would think we’re stealing from the larger banks. But where there are community banks that are still healthy, we see them on deals. Just not every community bank is healthy and bidding on every deal.

Scott Valentin: Okay, and one follow-up question. Just in terms of… Obviously that loan growth outlook you guys gave us is very positive. I assume that’s based on the current capacity you have or do you anticipate hiring additional loan officers and building out the platform further?

Dennis S. Hudson, III: It is based on the current capacity we have and I think it’s fair to say that we think we’re where we need to be right now in terms of the investments we’ve made. When you add on top of that the capacity as it comes from the great team at BankFIRST, you know it gives us additional upside opportunity. That’s frankly what we’re going to be focused on over the next couple of quarters is to integrate that opportunity together with our processes, and we think there’s some upside there.

Scott Valentin: Okay, thanks very much.

Operator: As a reminder, if you have any questions, please press star/one.

The next question comes from Taylor Brodarick from Guggenheim Securities.

Taylor Brodarick: Great. Thank you. I think just two questions from me. I guess one would be: I know you’re going to get a little heavier on the C&I platform with BANKshares. Are you trying to actively manage the mix as far as commercial real estate goes, or is that just going to be a function of demand and go to underwriting?

Dennis S. Hudson, III: Well we’re always trying to manage the mix to favor all of the things that you know we want to favor, but we’re also mindful of the need to improve revenues, and that does take you into commercial real estate. But just a little color, David, on how we look at that.

David D. Houdeshell: Yeah, we certainly have to be responsive to what’s available in the marketplace. A lot of the commercial real estate is stabilized income properties. We’re starting to see some more activity in construction and some diversity in that CRE book. But we’re also seeing, as Chuck Cross mentioned earlier, more investment in C&I businesses and we expect that we will maintain that focus. We’re seeing some nice asset-based lending type opportunities come in and that’s given us confidence that that C&I business is out there for the taking.

Dennis S. Hudson, III: Chuck Cross, any other thoughts there?

Chuck Cross: Yeah, 85 percent of our lenders are C&I lenders and that’s how we’re trying to build the portfolio.

Taylor Brodarick: Fair enough. Great. Any… And obviously with Florida improving, do you see, like another person mentioned, with the other deals we’ve seen in the market, are there any areas that are getting a little over heated or anything you feel like you’re having to be more cautious on, either product or geography?

David D. Houdeshell: No. This is David. No, I don’t see any particular segment or geography. We’re seeing some very good growth to the south in the South Florida region as well as several sub-communities there in the Orlando region. So as the overall state of Florida and the immigration continues to improve, we’re going to continue to be mindful and cautious, but we’ve also seen nice selective opportunities to expand that loan book.

Taylor Brodarick: Great. Thank you. Appreciate it.

Operator: And at this moment, I’m showing no further questions in the queue.

Dennis S. Hudson, III: Great. Well, thank you all for attending today. We look forward to reporting our progress in our next call in January. Thank you very much.

Operator: Ladies and gentlemen, this concludes today’s conference. We thank you for participating. You may now disconnect.

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